Titan Machinery Inc. Announces Results for Fiscal Third Quarter Ended October 31, 2017

- Revenue for Third Quarter of Fiscal 2018 was $330 million -
-GAAP EPS for Third Quarter of Fiscal 2018 was $0.11 and Adjusted EPS was $0.20 -
- Company Updates Full Year 2018 Modeling Assumptions -

West Fargo, ND – November 30, 2017 – Titan Machinery Inc. (Nasdaq: TITN), a leading global equipment dealership with a network of full-service agricultural and construction stores, today reported financial results for the fiscal third quarter ended October 31, 2017.

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "Overall, third quarter financial results showed solid improvement compared to the prior year as we continue to generate increased equipment margins and drive down our operating and interest expenses. These results are due to a better aligned inventory position, cost savings from our recently implemented restructuring plan, improved customer sentiment in our Agriculture segment and continued growth in our International segment. Our financial results are also generating a higher absorption rate, which was 92% for the third quarter of fiscal 2018. Additionally, we were pleased with our decrease in used equipment inventory during the first nine months of fiscal 2018 of $46 million, or 29%. Based on more confident customer sentiment in our Agriculture segment and expected improvements in fourth quarter demand, we increased our new agriculture equipment inventory levels during the third quarter."

Fiscal 2018 Third Quarter Results
Consolidated Results
For the third quarter of fiscal 2018, revenue was $330.3 million, compared to $332.3 million in the third quarter last year. Equipment sales were $216.0 million for the third quarter of fiscal 2018, compared to $212.2 million in the third quarter last year. Parts sales were $64.7 million for the third quarter of fiscal 2018, compared to $69.3 million in the third quarter last year. Revenue generated from service was $31.5 million for the third quarter of fiscal 2018, compared to $33.8 million in the third quarter last year. Revenue from rental and other was $18.1 million for the third quarter of fiscal 2018, compared to $17.0 million in the third quarter last year.

Gross profit for the third quarter of fiscal 2018 was $61.5 million, compared to $58.4 million in the third quarter last year. The Company’s gross profit margin was 18.6% in the third quarter of fiscal 2018, compared to 17.6% in the third quarter last year primarily due to improved equipment margins. Gross profit from parts, service and rental and other for the third quarter of fiscal 2018 was 72.7% of overall gross profit, compared to 81.1% in the third quarter last year.

Operating expenses decreased by $2.8 million to $50.4 million, or 15.2% of revenue, for the third quarter of fiscal 2018, compared to $53.1 million, or 16.0% of revenue, for the third quarter of last year. Restructuring efforts that were completed early in the third quarter of fiscal 2018 are expected to continue to reduce operating expenses on a going forward basis.

Floorplan interest expense was $1.9 million for the third quarter of fiscal 2018, compared to $3.3 million in the third quarter of last year. The decrease in floorplan interest expense is primarily due to a decrease in the level of interest-bearing inventory in the third quarter of fiscal 2018.

Restructuring costs were $2.6 million for the third quarter of fiscal 2018. The restructuring costs recognized in the third quarter of fiscal 2018 are the result of the Company's restructuring plan that was announced on February 9, 2017 and subsequently led to the consolidation of 15 dealership locations. The Company anticipates completing all restructuring activities by the end of fiscal 2018.

In the third quarter of fiscal 2018, net income including noncontrolling interest was $2.4 million, or earnings per diluted share of $0.11, compared to a net income including noncontrolling interest of $0.3 million, or earnings per diluted share of $0.01 for the third quarter of last year.

On an adjusted basis, net income including noncontrolling interest for the third quarter of fiscal 2018 was $4.4 million, or adjusted earnings per diluted share of $0.20, compared to adjusted net loss including noncontrolling interest of $0.2 million, or adjusted loss per diluted share of $0.01, for the third quarter of last year. The Company generated $16.2 million in adjusted EBITDA in the third quarter of fiscal 2018, compared to $9.5 million in the third quarter of last year.

Segment Results
Agriculture Segment - Revenue for the third quarter of fiscal 2018 was $186.5 million, compared to $205.5 million in the third quarter last year. Pre-tax income for the third quarter of fiscal 2018 was $4.9 million, compared to pre-tax loss of $1.8 million in the third quarter last year. Adjusted pre-tax income for the third quarter of fiscal 2018 was $5.5 million, compared to adjusted pre-tax loss of $2.3 million in the third quarter last year.

Construction Segment - Revenue for the third quarter of fiscal 2018 was $72.9 million, compared to $80.8 million in the third quarter last year. Revenue for the third quarter of last year included approximately $5.4 million of equipment revenue associated with our aggressive selling efforts through alternative marketing channels for certain aged equipment inventory. Pre-tax loss for the third quarter of fiscal 2018 was $2.4 million, compared to a pre-tax loss of $0.1 million in the third quarter last year. Adjusted pre-tax loss for the third quarter of fiscal 2018 was $0.7 million, compared to adjusted pre-tax income of $0.1 million in the third quarter last year.

International Segment - Revenue for the third quarter of fiscal 2018 was $70.9 million, compared to $45.9 million in the third quarter last year. The increase in revenue is primarily due to increased equipment revenue as the result of the build out of our footprint, availability of subvention funds and positive crop conditions in certain of our markets. Pre-tax income for the third quarter of fiscal 2018 was $2.5 million, compared to a pre-tax income of $0.6 million in the third quarter last year.

Fiscal 2018 First Nine Months Results
Revenue was $863.3 million for the first nine months of fiscal 2018, compared to $895.5 million for the same period last year. Net loss including noncontrolling interest for the first nine months of fiscal 2018 was $8.7 million, or $0.40 per diluted share, compared to net loss of $6.3 million, or $0.27 per diluted share, for the same period last year. On an adjusted basis, net loss including noncontrolling interest for the first nine months of fiscal 2018 was $0.7 million, or $0.03 per diluted share, compared to net loss of $7.6 million, or $0.36 per diluted share, for the same period last year. The Company generated $24.7 million in adjusted EBITDA in the first nine months of fiscal 2018, compared to $15.8 million in the same period last year.

Balance Sheet and Cash Flow
The Company ended the third quarter of fiscal 2018 with $43.9 million of cash. The Company’s inventory level increased to $529.8 million as of October 31, 2017, compared to $478.3 million as of January 31, 2017. This inventory increase includes a $62.3 million increase in equipment inventory, which reflects an increase in new equipment inventory of $108.3 million, partially offset by a $46.0 million decrease in used equipment inventory. The Company had $322.4 million outstanding floorplan payables on $727.4 million total discretionary floorplan lines of credit as of October 31, 2017, compared to $233.2 million outstanding floorplan payables as of January 31, 2017.

During the first nine months of fiscal 2018, the Company repurchased $30.1 million face value amount of senior convertible notes with $29.5 million in cash. The Company has now retired $84.4 million, or approximately 56%, of the original face value of its senior convertible notes during fiscal 2017 and the first nine months of fiscal 2018 with $75.1 million in cash.

In the first nine months of fiscal 2018, the Company’s net cash provided by operating activities was $56.0 million, compared to $74.4 million in the first nine months of fiscal 2017. The Company evaluates its cash flow from operating activities net of all floorplan payable activity and maintaining a constant level of equity in its equipment inventory. Taking these adjustments into account, adjusted net cash used for operating activities was $10.8 million in the first nine months of fiscal 2018, compared to adjusted net cash provided by operating activities of $34.4 million in first nine months of fiscal 2017.

Mr. Meyer concluded, "We have made improvements to our cost structure during fiscal 2018 and this is reflected in our improved financial results for the first nine months of this year. We expect continued year over year net income improvements for our fourth quarter of fiscal 2018 as well. As we look ahead to fiscal 2019, we believe our expected cash flow generation from operations combined with our strong balance sheet will position us to take advantage of strategic opportunities and to drive long-term profitability."

Updating Fiscal 2018 Modeling Assumptions
The Company's fiscal 2018 modeling assumptions are as follows:

	Current Assumptions	Previous Assumptions
Segment Revenue
Agriculture (1)	Down 5-10%	Down 10-15%
Construction (1)	Down 5-10%	Down 5-10%
International	Up 30-35%	Up 20-25%

Equipment Margin	7.5 - 7.9%	7.0-7.5%

Diluted EPS (2)	($0.15) - ($0.25)	($0.15) - ($0.35)

(1) Includes impact of stores closed as part of our restructuring activities
(2) Exclusive of the anticipated charges associated with our restructuring activities
Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (866) 564-2842 from the U.S. International callers can dial (323) 794-2094. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, December 14, 2017, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 1709997.

A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Non-GAAP Financial Measures

Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, the non-GAAP measures include adjustments for items such as restructuring costs, long-lived asset impairments, gains or losses on the repurchase of senior convertible notes, gains on insurance recoveries, foreign currency remeasurement losses in Ukraine, and other gains and losses. The non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile net income (loss) including noncontrolling interest, earnings (loss) per share – diluted, income (loss) before income taxes, and net cash provided by operating activities (all GAAP financial measures) for the periods presented to adjusted net income (loss) including noncontrolling interest, adjusted EBITDA (loss), adjusted earnings (loss) per share – diluted, adjusted income (loss) before income taxes, and adjusted net cash provided by (used for) operating activities (all non-GAAP financial measures) for the periods presented.

About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a leading global dealership with a network of full-service agriculture and construction stores. The network consists of US locations in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, and European locations in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Forward-looking statements made herein, which include statements regarding Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, and modeling assumptions and expected results of operations for the fiscal year ending January 31, 2018, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single distributor, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Other than required by law, Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Partner
646-277-1254

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	October 31, 2017	January 31, 2017
Assets
Current Assets
Cash	$43,861	$53,151
Receivables, net	73,605	60,082
Inventories	529,761	478,266
Prepaid expenses and other	8,363	10,989
Income taxes receivable	111	5,380
Total current assets	655,701	607,868
Noncurrent Assets
Intangible assets, net of accumulated amortization	4,944	5,001
Property and equipment, net of accumulated depreciation	156,426	156,647
Deferred income taxes	271	547
Other	948	1,359
Total noncurrent assets	162,589	163,554
Total Assets	$818,290	$771,422

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$19,567	$17,326
Floorplan payable	322,439	233,228
Current maturities of long-term debt	1,529	1,373
Customer deposits	15,111	26,366
Accrued expenses and other	27,298	30,533
Total current liabilities	385,944	308,826
Long-Term Liabilities
Senior convertible notes	62,277	88,501
Long-term debt, less current maturities	35,892	38,236
Deferred income taxes	4,806	9,500
Other long-term liabilities	10,216	5,180
Total long-term liabilities	113,191	141,417
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	245,140	240,615
Retained earnings	75,361	85,347
Accumulated other comprehensive loss	(1,346)	(4,783)
Total stockholders' equity	319,155	321,179
Total Liabilities and Stockholders' Equity	$818,290	$771,422

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2017	2016	2017	2016
Revenue
Equipment	$215,956	$212,194	$551,752	$570,369
Parts	64,729	69,261	176,892	185,106
Service	31,532	33,777	90,807	96,065
Rental and other	18,124	17,034	43,879	43,919
Total Revenue	330,341	332,266	863,330	895,459
Cost of Revenue
Equipment	199,154	201,140	509,400	532,370
Parts	45,408	48,387	124,868	130,006
Service	11,139	11,828	33,377	35,473
Rental and other	13,163	12,485	32,482	32,703
Total Cost of Revenue	268,864	273,840	700,127	730,552
Gross Profit	61,477	58,426	163,203	164,907
Operating Expenses	50,374	53,143	152,884	159,132
Restructuring Costs	2,587	275	10,480	546
Income (Loss) from Operations	8,516	5,008	(161)	5,229
Other Income (Expense)
Interest income and other income	380	502	1,840	1,251
Floorplan interest expense	(1,900)	(3,294)	(6,719)	(10,843)
Other interest expense	(2,110)	(2,160)	(6,694)	(5,930)
Income (Loss) Before Income Taxes	4,886	56	(11,734)	(10,293)
Provision for (Benefit from) Income Taxes	2,502	(208)	(3,000)	(3,997)
Net Income (Loss) Including Noncontrolling Interest	2,384	264	(8,734)	(6,296)
Less: Loss Attributable to Noncontrolling Interest	—	—	—	(356)
Net Income (Loss) Attributable to Titan Machinery Inc.	2,384	264	(8,734)	(5,940)
Net Income (Loss) Allocated to Participating Securities	(56)	(8)	176	120
Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$2,328	$256	$(8,558)	$(5,820)

Earnings (Loss) per Share - Diluted	$0.11	$0.01	$(0.40)	$(0.27)
Weighted Average Common Shares - Diluted	21,643	21,269	21,503	21,208

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended October 31,
	2017	2016
Operating Activities
Net loss including noncontrolling interest	$(8,734)	$(6,296)
Adjustments to reconcile net loss including noncontrolling interest to net cash provided by operating activities
Depreciation and amortization	18,949	19,896
Other, net	720	3,056
Changes in assets and liabilities
Inventories	(41,748)	91,222
Manufacturer floorplan payable	97,734	(20,821)
Other working capital	(10,890)	(12,659)
Net Cash Provided by Operating Activities	56,031	74,398
Investing Activities
Property and equipment purchases	(23,913)	(10,215)
Proceeds from sale of property and equipment	4,564	2,285
Other, net	430	914
Net Cash Used for Investing Activities	(18,919)	(7,016)
Financing Activities
Net change in non-manufacturer floorplan payable	(14,357)	(54,478)
Repurchase of senior convertible notes	(29,093)	(46,013)
Net proceeds from (payments on) long-term debt borrowings	(3,121)	(1,935)
Other, net	(368)	(2,212)
Net Cash Used for Financing Activities	(46,939)	(104,638)
Effect of Exchange Rate Changes on Cash	537	222
Net Change in Cash	(9,290)	(37,034)
Cash at Beginning of Period	53,151	89,465
Cash at End of Period	$43,861	$52,431

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended October 31,			Nine Months Ended October 31,
	2017	2016	% Change	2017	2016	% Change
Revenue
Agriculture	$186,546	$205,540	(9.2)%	$488,716	$538,060	(9.2)%
Construction	72,942	80,789	(9.7)%	214,252	241,922	(11.4)%
International	70,853	45,937	54.2%	160,362	115,477	38.9%
Total	$330,341	$332,266	(0.6)%	$863,330	$895,459	(3.6)%

Income (Loss) Before Income Taxes
Agriculture	$4,909	$(1,798)	373.0%	$(5,870)	$(9,881)	40.6%
Construction	(2,373)	(105)	*N/M	(4,076)	(1,523)	(167.6)%
International	2,453	604	306.1%	3,331	(88)	*N/M
Segment income (loss) before income taxes	4,989	(1,299)	484.1%	(6,615)	(11,492)	42.4%
Shared Resources	(103)	1,355	(107.6)%	(5,119)	1,199	(526.9)%
Total	$4,886	$56	*N/M	$(11,734)	$(10,293)	(14.0)%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2017	2016	2017	2016
Net Income (Loss) Including Noncontrolling Interest
Net Income (Loss) Including Noncontrolling Interest	$2,384	$264	$(8,734)	$(6,296)
Adjustments
Impairment	131	275	131	275
(Gain) Loss on Repurchase of Senior Convertible Notes	18	(1,028)	(22)	(3,130)
Debt Issuance Cost Write-Off	—	624	416	624
Restructuring Costs	2,456	—	10,349	271
Ukraine Remeasurement (1)	—	—	—	195
Interest Rate Swap Termination & Reclassification	—	—	631	—
Gain on Insurance Recoveries	—	(586)	—	(586)
Total Adjustments	2,605	(715)	11,505	(2,351)
Less: Tax Effect of Adjustments (2)	895	(285)	4,010	(1,018)
Plus: Income Tax Valuation Allowance	325	—	525	—
Total Adjustments	2,035	(430)	8,020	(1,333)
Adjusted Net Income (Loss) Including Noncontrolling Interest	$4,419	$(166)	$(714)	$(7,629)

Earnings (Loss) per Share - Diluted
Earnings (Loss) per Share - Diluted	$0.11	$0.01	$(0.40)	$(0.27)
Adjustments (3)
Impairment	0.01	0.01	0.01	0.01
Gain on Repurchase of Senior Convertible Notes	—	(0.04)	—	(0.15)
Debt Issuance Cost Write-Off	—	0.03	0.02	0.02
Restructuring Costs	0.11	—	0.48	0.01
Ukraine Remeasurement (1)	—	—	—	0.01
Interest Rate Swap Termination & Reclassification	—	—	0.03	—
Gain on Insurance Recoveries	—	(0.03)	—	(0.03)
Total Adjustments	0.12	(0.03)	0.54	(0.13)
Less: Tax Effect of Adjustments (2)	0.04	(0.01)	0.19	(0.04)
Plus: Income Tax Valuation Allowance	0.01	—	0.02	—
Total Non-GAAP Adjustments	0.09	(0.02)	0.37	(0.09)
Adjusted Earnings (Loss) per Share - Diluted	$0.20	$(0.01)	$(0.03)	$(0.36)

Income (Loss) Before Income Taxes
Income (Loss) Before Income Taxes	$4,886	$56	$(11,734)	$(10,293)
Adjustments
Impairment	131	275	131	275
(Gain) Loss on Repurchase of Senior Convertible Notes	18	(1,028)	(22)	(3,130)
Debt Issuance Cost Write-Off	—	624	416	624
Restructuring Costs	2,456	—	10,349	271
Ukraine Remeasurement (1)	—	—	—	195
Interest Rate Swap Termination & Reclassification	—	—	631	—
Gain on Insurance Recoveries	—	(586)	—	(586)
Total Adjustments	2,605	(715)	11,505	(2,351)
Adjusted Income (Loss) Before Income Taxes	$7,491	$(659)	$(229)	$(12,644)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2017	2016	2017	2016
Income (Loss) Before Income Taxes - Agriculture
Income (Loss) Before Income Taxes	$4,909	$(1,798)	$(5,870)	$(9,881)
Adjustments
Impairment	$131	$109	$131	$109
Restructuring Costs	$436	$—	$7,108	$(120)
Gain on Insurance Recoveries	$—	$(586)	$—	$(586)
Adjusted Income (Loss) Before Income Taxes	$5,476	$(2,275)	$1,369	$(10,478)

Income (Loss) Before Income Taxes - Construction
Loss Before Income Taxes	$(2,373)	$(105)	$(4,076)	$(1,523)
Adjustments
Impairment	—	166	—	166
Restructuring Costs	$1,671	$—	$2,009	$13
Adjusted Income (Loss) Before Income Taxes	$(702)	$61	$(2,067)	$(1,344)

Income (Loss) Before Income Taxes - International
Income (Loss) Before Income Taxes	$2,453	$604	$3,331	$(88)
Adjustments
Restructuring Costs	60	—	60	—
Ukraine Remeasurement (1)	—	—	—	195
Adjusted Income Before Income Taxes	$2,513	$604	$3,391	$107

Adjusted EBITDA
Net Income (Loss) Including Noncontrolling Interest	$2,384	$264	$(8,734)	$(6,296)
Adjustments
Interest Expense, Net of Interest Income	2,011	3,058	5,932	8,578
Benefit from Income Taxes	2,502	(208)	(3,000)	(3,997)
Depreciation and amortization	6,681	7,068	18,949	19,896
EBITDA	13,578	10,182	13,147	18,181
Adjustments
Impairment	131	275	131	275
(Gain) Loss on Repurchase of Senior Convertible Notes	18	(1,028)	(22)	(3,130)
Debt Issuance Cost Write-Off	—	624	416	624
Restructuring Costs	2,456	—	10,349	271
Ukraine Remeasurement (1)	—	—	—	195
Interest Rate Swap Termination & Reclassification	—	—	631	—
Gain on Insurance Recoveries	—	(586)	—	(586)
Total Adjustments	2,605	(715)	11,505	(2,351)
Adjusted EBITDA	$16,184	$9,467	$24,652	$15,830

	Nine Months Ended October 31,
	2017	2016
Net Cash Provided By (Used for) Operating Activities
Net Cash Provided by Operating Activities	$56,031	$74,398
Net Change in Non-Manufacturer Floorplan Payable	(14,357)	(54,478)
Adjustment for Constant Equity in Inventory	(52,506)	14,503
Adjusted Net Cash Provided By (Used for) Operating Activities	$(10,832)	$34,423

(1) Beginning in the second quarter of fiscal 2017 we discontinued incorporating Ukraine remeasurement losses into our adjusted income (loss) and earnings (loss) per share calculations.  The Ukrainian hryvnia remained relatively stable subsequent to April 30, 2016 and therefore did not significantly impact our consolidated statement of operations during this period. Absent any future significant hryvnia volatility and resulting financial statement impact, we will not include Ukraine remeasurement losses in our adjusted amounts in future periods.

(2) The tax effect of adjustments was calculated using a 35% tax rate for all U.S. related items. That rate was determined based on a 35% federal statutory rate and no impact for state taxes given our valuation allowance against state deferred tax assets, including net operating losses. No tax effect was recognized for foreign related items as all adjustments occurred in foreign jurisdictions that have full valuation allowances on deferred tax assets.

(3) Adjustments are net of the impact of amounts attributable to noncontrolling interests and allocated to participating securities.